                                 SCHEDULE 14A
                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


Filed by the registrant  [X]

Filed by a party other than the registrant  [_]

Check the appropriate box:

[_]  Preliminary proxy statement

[X]  Definitive proxy statement

[_]  Definitive additional materials

[_]  Solicitation material pursuant to Rule 14a-11(c) or Rule 14a-12

                          Information Resources, Inc.
- -------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


- -------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

     [X]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or
          14a-6(j)(2).

     [_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:


- -------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:


- -------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1/


- -------------------------------------------------------------------------------


- ----------------
/1/Set forth the amount on which the filing fee is calculated and state how it was determined.

     (4)  Proposed maximum aggregate value of transaction:


- -------------------------------------------------------------------------------

     (5)  Total fee paid:


- -------------------------------------------------------------------------------

     [_]  Fee paid previously with preliminary materials

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:


- -------------------------------------------------------------------------------

     (2)  Form, schedule or registration statement no.:


- -------------------------------------------------------------------------------

     (3)  Filing party:


- -------------------------------------------------------------------------------

     (4)  Date filed:


- -------------------------------------------------------------------------------

                          INFORMATION RESOURCES, INC.
                            150 NORTH CLINTON STREET
                            CHICAGO, ILLINOIS 60661

                  NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 24, 1995

To the Stockholders of
 Information Resources, Inc.

  Notice Is Hereby Given that the Annual Meeting of the stockholders of INFORMATION RESOURCES, INC. (the "Company"), will be held at the offices of the Company, 150 North Clinton Street, Chicago, Illinois 60661, on Wednesday, May 24, 1995, at 10:00 am Central Daylight Time, for the purpose of considering and acting upon the following matters:

    1. To elect five directors to the Board of Directors of the Company, each to serve for a term of three years;

    2. To ratify the appointment of Grant Thornton LLP, independent certified public accountants for the Company, for the year ended December 31, 1995;

    3. To consider and act upon a proposal to approve an amendment to the Company's Executive Stock Option Plan (the "Executive Option Plan") increasing the number of shares authorized for issuance thereunder;

    4. To consider and act upon a proposal to approve an amendment to the Executive Option Plan designed to preserve the tax deductibility of certain compensation paid thereunder to be effected only if Proposal Number 3 described above is approved;

    5. To consider and act upon such other business as may properly come before the Meeting.

  Stockholders of record as of the close of business on April 14, 1995, will be entitled to notice of and to vote at the Meeting. The transfer books will not be closed. For ten days prior to the Meeting, a list of stockholders entitled to vote at the Meeting with the address of and number of shares held by each will be kept on file at the offices of the Company at 150 North Clinton Street, Chicago, Illinois 60661 and will be subject to inspection by any stockholder at any time during the Company's usual business hours. The list will also be available for inspection by any stockholder during the Meeting. Stockholders who do not expect to attend in person are urged to execute and return the accompanying proxy in the envelope enclosed.

  The annual report of the Company for the year 1994 is being mailed to all stockholders of record and accompanies this Proxy Statement.

                                          By order of the Board of Directors,
                                          Information Resources, Inc.

                                          Edward S. Berger
                                          Secretary

Chicago, Illinois
April 28, 1995

                             YOUR VOTE IS IMPORTANT
                PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY
                 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING

                               ----------------

                                PROXY STATEMENT

                          INFORMATION RESOURCES, INC.

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 24, 1995

                              GENERAL INFORMATION

  This Proxy Statement is being furnished to the stockholders of Information Resources, Inc., a Delaware corporation (the "Company"), 150 North Clinton Street, Chicago, Illinois 60661, in connection with the solicitation of proxies by its Board of Directors for use at the Annual Meeting of stockholders to be held on May 24, 1995, and any adjournments thereof. Stockholders of record as of the close of business on April 14, 1995 are entitled to notice of and to vote at the Meeting. The approximate date on which this Proxy Statement and the accompanying proxy are first being sent to stockholders is April 28, 1995.

  Stockholders are urged to sign the accompanying form of proxy and return it as soon as possible in the envelope provided for that purpose. Returning a proxy card will not prevent a stockholder from attending the Meeting. If the enclosed proxy is properly executed and returned in time for voting with a choice specified thereon, the shares represented thereby will be voted as indicated on such proxy. If no specification is made, the proxy will be voted by the proxies (i) for the election as directors of the nominees named below (or substitutes therefor if any nominees are unable or unwilling to serve),
(ii) for the ratification of the selection of Grant Thornton LLP as independent certified public accountants for the Company for the year ended December 31, 1995, (iii) for the adoption of the amendment to the Executive Option Plan increasing the number of shares authorized for issuance thereunder, (iv) for the adoption of the specified amendment to the Executive Option Plan proposed in connection with Section 162 of the Internal Revenue Code and (v) in the discretion of such proxies, upon such matters not presently known or determined which may properly come before the Meeting. A stockholder who wishes to designate a person or persons to act as his or her proxy at the Meeting, other than the proxies designated by the Board of Directors, may strike out the names appearing on the enclosed form of proxy, insert the name of any other such person or persons, sign the form, and transmit it directly to such other designated person or persons for use at the Meeting.

  A stockholder who has given a proxy may revoke it at any time before it is voted by (i) a subsequently dated proxy, (ii) written notification to the persons named therein as proxies, which may be mailed or delivered to the Company at the above address, or (iii) attendance at the Meeting and voting in person. Attendance at the Meeting will not, in and of itself, constitute a revocation of a proxy. All shares represented by effective proxies will be voted at the Meeting and at any adjournments thereof.

  The Company has one class of stock outstanding, common stock, $.01 par value per share ("Common Stock"). On March 15, 1995, 26,798,926 shares of Common Stock were outstanding and entitled to one vote each on all matters considered at the Meeting. There are no cumulative voting rights with respect to the election of directors.

                            OWNERSHIP OF SECURITIES

  The following table shows the total number of shares of Company Common Stock beneficially owned as of March 15, 1995, and the percentage of Company Common Stock so owned as of that date, with respect to each person who is known to be the beneficial owner of more than 5% of the Company's Common Stock:

                                                          AMOUNT AND
                                                          NATURE OF
                                                          BENEFICIAL    PERCENT
   NAME OF BENEFICIAL OWNER                              OWNERSHIP(1)   OF CLASS
   ------------------------                              ------------   --------
   Tiger Management Corporation.........................  2,642,900(2)    9.86
   101 Park Avenue
   New York, New York 10021
   Wisconsin (State of) Investment Board................  2,478,000(3)    9.25
   P.O. Box 7842
   Madison, Wisconsin 53707
   Essex Investment Management Company..................  1,461,715(4)    5.45
   125 High Street, 29th Floor
   Boston, Massachusetts 02110
   GeoCapital Corporation...............................  1,453,700(5)    5.42
   767 Fifth Avenue
   New York, New York 10153

  The following table shows the total number of shares of Company Common Stock beneficially owned as of March 15, 1995, and the percentage of Company Common Stock so owned as of that date with respect to (i) each director of the Company, (ii) each executive officer named in the Summary Compensation Table below (the "Named Executive Officers"), and (iii) all directors and executive officers as a group:

                                                           AMOUNT AND
                                                           NATURE OF
                                                           BENEFICIAL  PERCENT
   NAME OF BENEFICIAL OWNER                               OWNERSHIP(1) OF CLASS
   ------------------------                               ------------ --------
   James G. Andress......................................    354,779     1.31
   Gerald J. Eskin.......................................    404,416     1.51
   Edwin E. Epstein......................................     25,105      *
   Gian M. Fulgoni.......................................    564,856     2.09
   John D.C. Little......................................    202,134      *
   Leonard M. Lodish.....................................     41,047      *
   Edward E. Lucente.....................................      5,625      *
   Edith W. Martin.......................................      5,625      *
   George G. Montgomery, Jr. ............................     18,775      *
   Randall S. Smith......................................    217,624      *
   Jeffrey P. Stamen.....................................    265,603      *
   Glen L. Urban.........................................     51,515      *
   Thomas M. Walker......................................    264,395      *
   Thomas W. Wilson, Jr. ................................      5,625      *
   All directors and executive officers as a group (16
    persons).............................................  2,454,294     8.68

- --------
*Less than 1%.
(1) Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares. The number of shares disclosed for the following individuals includes stock options which are exercisable within 60 days in the following amounts: (i) James G. Andress--354,779 options; (ii) Gerald J. Eskin--57,649 options; (iii) Edwin E. Epstein-- 9,375 options; (iv) Gian M. Fulgoni--260,496 options; (v) John D.C. Little--24,000 options; (vi) Leonard M. Lodish--39,513 options; (vii) Edward E. Lucente--5,625 options; (viii) Edith W. Martin--5,625 options;
    (ix) George G. Montgomery, Jr.--9,375 options; (x) Randall S. Smith-- 154,724 options; (xi) Jeffrey P. Stamen--265,603 options; (xii) Glen L. Urban--13,447 options; (xiii) Thomas M. Walker--264,395 options; and (xiv) Thomas W. Wilson, Jr.--5,625 options.

(2) Number of shares is based upon information set forth in Schedule 13G filed with the Securities and Exchange Commission ("SEC") as of February 7, 1995, which indicates that such shares are held on behalf of numerous clients of this stockholder, a registered investment adviser.
(3) Number of shares is based upon information set forth in Schedule 13G filed with the SEC as of February 13, 1995, which indicates that this stockholder is a government agency which manages public pension funds.
(4) Number of shares is based upon information set forth in Schedule 13G filed with the SEC as of January 9, 1995, which indicates that such shares are held on behalf of numerous clients of this stockholder, a registered investment adviser.
(5) Number of shares is based upon information set forth in Schedule 13G filed with the SEC as of February 9, 1995, which indicates that such shares are held on behalf of numerous clients of this stockholder, a registered investment adviser.

COMPLIANCE WITH SECTION 16(A) OF EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934 ("Section 16") sets forth certain filing requirements relating to securities ownership by directors, executive officers and ten percent stockholders of a publicly-held company. To the Company's knowledge, all filing requirements were satisfied by the Company's directors and executive officers during 1994. In making the foregoing disclosure, the Company has relied solely on written representations of its directors and executive officers and copies of the Section 16 reports that they have filed with the SEC.

                             ELECTION OF DIRECTORS

                 (PROPOSAL NUMBER 1 ON THE ENCLOSED PROXY CARD)

  The By-Laws of the Company provide that the number of directors of the Company shall not be less than five nor more than 15 and will be determined from time to time by resolution of the Board of Directors. The number of directors is currently set at 12. The Certificate of Incorporation of the Company provides for a classified Board of Directors consisting of three classes (as nearly equal in number as possible) and that the directors will be elected to hold office for terms of three years or until their successors are elected and qualified. Those directors identified below as nominees for election have been nominated for election to full three-year terms ending in 1998. Also listed below are the remaining directors of the Company whose terms expire as indicated below. If the listed nominees are elected at the Meeting, the Board of Directors will reallocate the directors into three classes as nearly equal in number as possible by moving one of the directors elected at the Meeting to the class in which the term expires in 1996.

  It is intended that, in the absence of contrary specifications, votes will be cast pursuant to the enclosed proxies for the election of the listed nominees. Proxies will not be voted for a greater number of nominees. Should any of the nominees become unable or unwilling to accept nomination or election, it is intended, in the absence of contrary specification, that the proxies will be voted for the balance of those named and for a substitute nominee or nominees. However, as of the date of this proxy statement, officials of the Company know of no reason to anticipate such an occurrence. All of the nominees have consented to be named as nominees and to serve as directors if elected.

A. NOMINEES FOR ELECTION:

                                        POSITIONS WITH COMPANY, BUSINESS
NAME                        AGE          EXPERIENCE AND OTHER POSITIONS
- ----                        ---         --------------------------------
Gian M. Fulgoni............  47 Chief Executive Officer since January 1986;
                                Chairman of the Board of Directors from February
                                1991 until April 1995; Vice Chairman from Novem-
                                ber 1988 until February 1991; Director since
                                1981; Current member of the Executive Committee;
                                Director of PLATINUM technology, inc., U.S. Ro-
                                botics Corporation and Intouch, Inc.

                                        POSITIONS WITH COMPANY, BUSINESS
NAME                        AGE          EXPERIENCE AND OTHER POSITIONS
- ----                        ---         --------------------------------
James G. Andress...........  56 President and Chief Operating Officer of the
                                Company since March 1994; Chief Executive Offi-
                                cer since May 1990; Acting Chief Financial Offi-
                                cer since January 1995; Vice Chairman from July
                                1993 until March 1994; President from November
                                1989 until July 1993; Chief Operating Officer
                                from November 1989 until May 1990; Director
                                since November 1989; Current member of the Exec-
                                utive Committee; Director of the Liposome Co.,
                                Inc., NeoRx Corp., Sepracor, Inc., Genelabs
                                Technologies, Inc., Genetics Institute, Inc.,
                                Option Care, Inc., America Online, Inc., Walsh
                                International, Inc. and Allstate Insurance Co.,
                                Inc.
Leonard M. Lodish, Ph.D....  51 Director of the Company since January 1986; Cur-
                                rent member of the Compensation Committee;
                                Samuel R. Harrell Professor of the Marketing De-
                                partment at The Wharton School of Business, Uni-
                                versity of Pennsylvania; Director of Franklin
                                Electronic Publishing and J&J Snack Foods, Inc.
Edith W. Martin, Ph.D......  49 Director of the Company since 1991; Current mem-
                                ber of the Compensation Committee and Executive
                                Stock Option Committee; Vice President and Chief
                                Technology Officer for the Student Loan Market-
                                ing Association (SallieMae) since August 1994;
                                Vice President and Chief Information Officer for
                                INTELSAT from July 1992 until August 1994; Vice
                                President of High Technology Center for The
                                Boeing Company from 1984 to 1992; Director of
                                Medtronic, Inc. and Immunex, Inc.
Thomas W. Wilson, Jr.......  63 Director of the Company since 1991; Chairman of the Board of Directors since April 1995; Current
                                member of the Audit Committee and Chairman of
                                the Executive Committee; Senior Partner of
                                McKinsey & Company, management consultants, from
                                1973 until 1990 (retired); Director of UNIQUEST,
                                Inc.
B. TERMS EXPIRING IN 1996:
Edwin E. Epstein...........  71 Director of the Company since 1987; Current mem-
                                ber of the Executive Committee and Audit Commit-
                                tee; President of Retailing Insights, Inc., food
                                industry consultants, since 1971.
Edward E. Lucente..........  54 Director of the Company since 1991; Head of world-wide sales and marketing of Digital Equip-
                                ment Corp. from March 1993 until April 1994; Ex-
                                ecutive Vice President of Northern Telecom Lim-
                                ited from January 1992 until March 1993; Member
                                of the Executive Office of Northern Telecom Lim-
                                ited from February 1991 until March 1993; Senior
                                Vice President of Marketing for Northern Telecom
                                Limited from February 1991 until January 1992;
                                President and Representative Director of IBM
                                World Trade Asia Corporation from 1988 until
                                February 1991; Corporate Vice President of In-
                                ternational Business Machines Corporation
                                ("IBM") from 1981 until February 1991; Member of
                                IBM's Corporate Management Board from February
                                1986 until February 1991; Director of Genicom
                                Corporation.

                                     POSITIONS WITH COMPANY, BUSINESS
NAME                     AGE          EXPERIENCE AND OTHER POSITIONS
- ----                     ---         --------------------------------
Jeffrey P. Stamen.......  49 President--IRI Software since February 1991;
                             Vice President of the Company since January
                             1986; President of the DSS Division from Febru-
                             ary 1988 until February 1991; Director since
                             March 1994.
C. TERMS EXPIRING IN 1997:
Gerald J. Eskin, Ph.D...  60 Co-founder of the Company; Director since 1977;
                             Vice Chairman since December 1981; Professor of
                             Marketing at the University of Iowa since 1974
                             (currently adjunct status).
John D.C. Little, Ph.D..  67 Director of the Company since 1985; Current mem-
                             ber of the Executive Committee; Professor of
                             Management Science at The Sloan School of Man-
                             agement, Massachusetts Institute of Technology.
George G. Montgomery,     61 Director of the Company since 1982; Current
 Jr.....................     Chairman of the Compensation Committee and Exec-
                             utive Stock Option Committee; Managing Director
                             of Hambrecht & Quist Incorporated, investment
                             bankers.
Glen L. Urban, Ph.D.....  55 Director of the Company since January 1986; Cur-
                             rent member of the Audit Committee; Professor of
                             Management Science at, and Dean of, The Sloan
                             School of Management, Massachusetts Institute of
                             Technology; Director of The Dexter Corporation.

MEETINGS OF THE BOARD OF DIRECTORS

  During 1994, the Board of Directors met eight times, and all members attended at least 75% of the Board meetings and their respective Committee meetings.

  The Board of Directors maintains an Executive Committee, Audit Committee, Compensation Committee and Executive Stock Option Committee. The Company has no nominating committee. The nominating function is performed by the Executive Committee, which has not established any policy or procedure for considering nominees recommended by stockholders.

  The Executive Committee is empowered to exercise the authority of the Board of Directors in the management of the business and affairs of the Company between the meetings of the Board, except as provided by the By-Laws or limited by the provisions of the Delaware General Corporation Law. During 1994, the Executive Committee met or took formal action by unanimous written consent on eleven occasions.

  The Audit Committee recommends to the Board of Directors the appointment of the independent certified public accountants for the following year and reviews the scope of the audit, the independent certified public accountants report and the auditors' comments relative to the adequacy of the Company's system of internal controls and accounting policies. The Audit Committee met during 1994 on four occasions.

  The Compensation Committee is responsible for making determinations regarding salaries and other compensation for the Company's executive officers. The Committee also makes recommendations to the Executive Stock Option Committee with respect to stock option grants to the Company's directors and executive officers pursuant to the Executive Option Plan. The Compensation Committee met on three occasions during 1994.

  The Executive Stock Option Committee is responsible for making determinations regarding the grant of stock options from time to time to the Company's directors and executive officers pursuant to the Executive Option Plan. During 1994, the Executive Stock Option Committee met on four occasions and approved all director and executive stock option grants throughout the course of the year.

                             EXECUTIVE COMPENSATION

  The following information regarding compensation is given with respect to the Chief Executive Officers and the three other highest paid executive officers of the Company (the "Named Executive Officers").

REPORT ON EXECUTIVE COMPENSATION

  The Company's Compensation Committee of the Board of Directors (the "Committee"), is responsible for determining the annual salary, bonus, stock option awards and other compensation of the Company's executive officers. A majority of the members of the Committee are outside, non-management directors.

  The goals of the Company's compensation programs are to align executive compensation with the Company's performance, and to attract, retain and reward executive officers who contribute to the Company's success within a highly competitive industry. The programs are intended to support the goal of increasing stockholder value by achieving specific financial and strategic objectives.

  The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code on executive compensation in future years. Section 162(m) disallows a tax deduction by any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for certain executive officers, unless compensation is performance based. The Committee has determined that, while Section 162(m) should be given consideration in compensating executive officers, the Committee's compensation philosophy should not be arbitrarily altered in order to limit or maintain executive compensation within the Section 162(m) deduction limit. The Committee has, however, determined that it will make every reasonable effort, consistent with sound executive compensation principles and the needs of the Company, to permit all amounts paid to the applicable executive officers to be deductible by the Company. To preserve tax deductibility of compensation for executive officers in future years, the Committee has recommended an amendment to the Company's Executive Option Plan. See "Proposal to Approve An Amendment to the Executive Option Plan".

 Compensation of Executive Officers Generally

  The Company's fundamental compensation philosophy is to relate the total compensation package for an executive officer directly to his or her contribution to the Company's performance objectives. Each executive's incentive, or "at risk," compensation is directly tied to the achievement of both Company and individual objectives, including both quantitative and qualitative objectives (though quantitative, strategic and tactical objectives are emphasized). Although the performance objectives of each executive officer may differ depending upon the role and responsibilities within the management team, the performance objectives for the executive officers as a group generally include the following: (i) Company revenues and earnings per share; (ii) business unit revenues and profitability and (iii) qualitative objectives toward tactical and strategic goals. During 1994, these qualitative objectives included successful new product or service introductions (such as ECR, "Pay for Performance" and logistics products/services), the further development and implementation of systems and procedures to provide cost controls (i.e., Project Omega), the completion of certain strategic acquisitions, the furtherance of international expansion consistent with guidelines established by the Board, among other objectives. Depending upon the individual executive officer, a differing set of performance objectives are ascribed to that officer. These performance objectives are applied when making annual determinations of cash bonus payments and stock option grants. Individual and Company performance also affects the annual determination of salary levels, though individual and Company performance is generally considered over a longer term when establishing or adjusting salary levels. Historically, the Committee has not assigned specific weighting to the performance objectives and the performance of a particular executive officer is judged based upon overall performance relative to the relevant performance objectives. Certain elements of compensation for individual executive officers are also dictated by employment contracts that may be in place. The Committee believes that its actions and policies for the last fiscal year were generally consistent with each element of compensation addressed by such employment agreements.

  The Company's executive compensation package consists of three principal components: (i) base salary; (ii) potential for an annual cash bonus based upon Company, business unit and individual performance; and (iii) the opportunity to earn equity-based incentives (i.e. stock options) to reward individual performance, which is intended to encourage continued superior achievement and to further align management and stockholder interests. The Company generally seeks to position its compensation package for each executive position at a level which, for outstanding performance, is higher than an industry average. For the cash portions of such compensation package, such comparison is based against a broad group of comparable and general industry companies. For this purpose, the Committee used the compensation surveys of a major compensation consulting firm. The compensation surveys reviewed by the Committee were generally oriented to service and software companies with revenues comparable to the revenues of the Company as a whole or, where applicable, to companies with revenues comparable to the revenues of the Company's two principal operating groups, the "Information Services Group" and "IRI Software." The companies included in the compensation surveys include a broad group of companies, including several companies which are not included in the industry index cited in the Performance Graph shown below. Several of the companies included in such industry index were not in the compensation survey. The Committee has not obtained a compensation survey which includes only those companies included in such industry index. Historically, the determination of the number of performance option grants has been made without reference to compensation surveys.

  Salary. The Committee reviews each executive officer's salary annually. In determining appropriate salary levels, the Committee considers the level and scope of responsibility, experience, Company and individual performance for the previous year, contractual provisions in employment agreements, as well as competitive market data on salary levels. Following the 1993 fiscal year, the Committee generally awarded merit salary increases to certain of the Company's executive officers which were paid during 1994. As reflected by the performance of the Company during 1993, the Committee concluded that these executive officers satisfactorily achieved or exceeded their performance objectives during 1993 and awarded appropriate salary increases that were paid during 1994. Salary increases were also awarded to certain of the executive officers serving as divisional presidents to more closely align such officers' salary amount with their peers within the Company. Based upon the performance of the Company during 1994 and consistent with the Company's recently adopted cash conservation measures, the Committee has concluded not to award salary increases to its executive officers for 1995.

  Cash Bonuses. Each year the Company's group and applicable divisional presidents set individual and relevant group and/or divisional performance objectives which are approved by the Company's Chief Executive Officers. Although these performance objectives may vary from person to person, the greatest emphasis is placed on objectives that are tied directly to group and/or divisional contribution to the Company's profit. Historically, the Committee has not assigned specific weighting to the performance objectives and the performance of an executive officer is judged based upon overall performance on the relevant performance objectives. At the beginning of each year, target cash bonuses (based as a percentage of each executive officer's salary) are set for each executive officer. Bonus targets ranged from 28.5% to 60% for executive officers during 1994. Depending upon the level of achievement of these quantitative and qualitative objectives, a particular executive officer may be awarded a cash bonus that meets, exceeds or falls short of his or her target percentage bonus. However, the Committee retains the discretionary authority to either increase or decrease the bonus or, if applicable, not pay the executive officer a bonus for the year based on its evaluation of qualitative factors as well as the Company's long-term and short-term operating results. Based upon the results of the Company's performance in 1994, the Company's executive officers were not awarded a cash bonus in 1994. In reaching this decision, the Committee concluded that the overall performance of the Company as measured by its revenues, earnings and shareholder return, did not warrant the payment of performance bonuses.

  Option Grants. During the second quarter of 1994, the Company awarded stock options to its executive officers (i) in lieu of the executive officer's earned 1993 cash bonus, (ii) as a reward for performance for outstanding services rendered in 1993, (iii) as an inducement to retain the services of a key member of the Company's executive management team and (iv) as an inducement for a member of the executive management team to enter into a noncompetition agreement. See table entitled "Stock Option Grants in Last Fiscal Year" below. Based upon the results of the Company's performance in 1994, the Company's executive officers were not awarded stock option performance grants for 1994 services. In reaching this decision, the Committee concluded that the overall performance of the Company as measured by its revenues, earnings and shareholder return, did not warrant the payment of performance option grants.

  The Committee believes that stock based incentives for executive officers are an important feature of the Company's executive compensation package. Except for special option grants, such as options granted in lieu of a cash bonus, stock options granted to executive officers generally vest over a four-year period and are typically granted with an exercise price equal to the fair market value of the Company's Common Stock as of the date of grant. The ultimate value of stock options is directly tied to the value of a share of Common Stock. In determining the size and terms of stock option performance grants for 1993 performance, the Committee focused both on individual performance and Company results for calendar year 1993 which, in certain cases, substantially exceeded expectations. The Committee also considered the amount and terms of options already held by a particular officer, the amount and terms of options granted to that officer's peers, the role of each executive in accomplishing the Company's performance objectives and the highly competitive nature of the Company's industry. Based upon their 1993 achievements, the executive officers, as a group, were entitled to receive approximately 85% of their 1993 cash bonus potential, with individual ratings ranging from 80% to 100% of potential. This performance rating, together with the Company's performance during 1993, was applied by the Committee when considering the size of option grants rewarding 1993 services. The Committee also considered the financial results of the Company and its principal operating units. During 1993 the Company's revenues increased approximately 21% to $334.5 million following similarly successful years in 1991 and 1992. Net income also increased steadily over the three year period, rising to approximately $24 million in 1993.

  Compensation of the Chief Executive Officers. During 1994, the Office of the Chief Executive was served by two members, Mr. Gian M. Fulgoni and Mr. James G. Andress. Messrs. Fulgoni and Andress were compensated in 1994 utilizing the same philosophy and general criteria used for other executive officers as described above. Principal performance objectives of the Chief Executive Officers for 1994 included (i) the attainment of specific revenue, profit margin and earnings per share thresholds, (ii) satisfactory completion of capital raising initiatives, (iii) meeting cash flow objectives,
(iii) the successful new product or service introductions (such as ECR, "Pay for Performance", and logistics products/services), (iv) the further development and implementation of systems and procedures to provide cost controls (i.e., Project Omega), (v) the completion of certain strategic acquisitions, (vi) the furtherance of international expansion consistent with guidelines established by the Board, among other objectives. The Committee did not assign specific weighting to such performance objectives and the performance of the Chief Executive Officers was judged based upon overall performance on the relevant performance objectives.

  During 1994, Messrs. Fulgoni and Andress each received a $330,750 salary, the same amount paid in 1993. In lieu of a salary increase for 1994, the Committee increased each of Mr. Fulgoni's and Mr. Andress' 1994 targeted cash bonus potential from 30% of their base salary to 60%. Based upon the results of the Company's performance in 1994, Mr. Fulgoni and Mr. Andress were not awarded a cash bonus or stock option grant for 1994 services. In reaching this decision, the Committee concluded that the overall performance of the Company as measured by its revenues, earnings and shareholder return, did not warrant the payment of a cash bonus or an award of stock options. During 1994, Mr. Fulgoni and Mr. Andress received stock options (i) in lieu of their 1993 cash bonuses (11,465 each) and (ii) as performance options as compensation for services performed in 1993 (150,000 each). Consideration of the Company's 1993 performance was made on behalf of Mr. Fulgoni and Mr. Andress in the same manner as described above with respect to the executive officers as a group. The performance options vest in four equal installments, with 25% vested at the date of grant and the balance vesting in annual installments thereafter.

  It is the Committee's view that each of Mr. Fulgoni's and Mr. Andress' total compensation package was based on an appropriate balance of (i) the Company's performance in 1994 (or 1993 in the case of the performance option grants made during the second quarter of 1994), (ii) individual performance levels and
(iii) competitive standards.

  The foregoing report has been approved by current and former members of the Committee.

                                          The Compensation Committee

                                          George G. Montgomery, Jr., Chairman*
                                          Leonard M. Lodish
                                          Edith W. Martin*
- --------
*Also a member of the Executive Stock Option Committee.

SUMMARY COMPENSATION TABLE

  The following table sets forth all compensation to the Named Executive Officers for services rendered to the Company for the Company's last three fiscal years:

                                                 LONG TERM
                                                COMPENSATION
                           ANNUAL COMPENSATION     AWARDS
                          --------------------- ------------
                                                 NUMBER OF
                                                 SECURITIES
NAME AND PRINCIPAL                               UNDERLYING       ALL OTHER
POSITION                  YEAR  SALARY   BONUS    OPTIONS      COMPENSATION(14)
- ------------------        ---- -------- ------- ------------   ----------------
Gian M. Fulgoni.......... 1994 $330,750 $     0   161,465(1)        $2,772
 Chairman of the Board    1993  330,750       0   120,374(2)         1,826
 and Chief Executive Of-
  ficer                   1992  315,000       0    55,735(3)         1,746
James G. Andress......... 1994 $330,750 $     0   161,465(1)         2,772
 President, Chief Execu-
  tive Officer            1993  330,750       0   120,374(2)         2,698
 and Chief Operating Of-
  ficer                   1992  315,000       0    55,735(3)         2,618
Jeffrey P. Stamen........ 1994 $280,000 $     0   211,453(4)         2,772
 President--IRI Software  1993  239,398       0   155,735(5)         2,698
                          1992  222,600  56,683    26,055(6)         2,618
Thomas M. Walker (7)..... 1994 $275,538 $     0   158,861(8)         2,772
 Chief Financial Officer,
  Treasurer               1993  210,000       0    79,010(9)         2,520
 and Executive Vice-Pres-
  ident                   1992  209,999  42,294    25,267(10)        2,618
Randall S. Smith......... 1994 $275,465 $     0     7,764(11)        2,772
 President--International 1993  202,000       0    21,466(12)        2,698
 Information Services
  Group                   1992  190,000  27,214    27,624(13)        2,618

- --------
 (1) Includes 11,465 options granted in lieu of the cash bonus for services rendered in 1993 and 150,000 performance options granted for services rendered in 1993.
 (2) Includes 13,696 options granted in lieu of the cash bonus for services rendered in 1992, 100,000 performance options granted for services rendered in 1992 and 6,678 options granted in lieu of a portion of the cash bonus for services rendered in 1993.
 (3) Includes 14,000 options granted in lieu of the cash bonus for services rendered in 1991, 33,167 performance options granted for services rendered in 1991 and 6,678 options granted in lieu of a portion of the cash bonus for services rendered in 1992. Also includes 1,890 options granted in lieu of a salary increase for 1992.
 (4) Includes 11,453 options granted in lieu of the cash bonus for services rendered in 1993 and 200,000 options granted for services rendered in 1993 and in connection with the execution by Mr. Stamen of a noncompetition agreement with the Company.
 (5) Includes 1,252 options granted in lieu of a portion of the cash bonus for services rendered in 1992, 150,000 performance options granted for services rendered in 1992 and 4,483 options granted in lieu of a portion of the cash bonus for services rendered in 1993.
 (6) Includes 20,000 performance options granted for services rendered in 1991, 4,719 options granted in lieu of a portion of the cash bonus for services rendered in 1992 and 1,336 options granted in lieu of a salary increase for 1992.
 (7) Resigned as an executive officer of the Company in January 1995.
 (8) Includes 150,000 options granted pursuant to an employment agreement which was amended and restated on March 16, 1994 and 8,861 options granted in lieu of the cash bonus for services rendered in 1993.

 (9) Includes 75,000 performance options granted for services rendered in 1992 and 4,010 options granted in lieu of a portion of the cash bonus for services rendered in 1993.
(10) Includes 20,000 performance options granted for services rendered in 1991, 4,007 options granted in lieu of a portion of the cash bonus for services rendered in 1992 and 1,260 options granted in lieu of a salary increase for 1992.
(11) Options granted in lieu of the cash bonus for services rendered in 1993.
(12) Includes 17,000 performance options granted for service rendered in 1992, 707 options granted in lieu of the cash bonus for services rendered in 1992 and 3,759 options granted in lieu of a portion of the cash bonus for services rendered in 1993.
(13) Includes 20,000 performance options granted for services rendered in 1991, 1,719 options granted in lieu of the cash bonus for services rendered in 1991, 2,280 options granted in lieu of a salary increase for 1992 and 3,625 options granted in lieu of a portion of the cash bonus for services rendered in 1992.
(14) Represents contributions made by the Company to the Information Resources, Inc. 401(k) Retirement Savings Plan.

STOCK OPTION GRANTS IN THE LAST FISCAL YEAR

  The following table sets forth information concerning individual grants of stock options made during the Company's last fiscal year to each of the Named Executive Officers:

                                                                  POTENTIAL REALIZABLE
                                                                    VALUE AT ASSUMED
                                                                  ANNUAL RATES OF STOCK
                                                                   PRICE APPRECIATION
                          INDIVIDUAL GRANTS                        FOR OPTION TERM(7)
                         --------------------                     ---------------------
                                      % OF
                                      TOTAL
                                     OPTIONS
                         NUMBER OF   GRANTED
                         SECURITIES    TO
                         UNDERLYING EMPLOYEES
                          OPTIONS   IN FISCAL EXERCISE EXPIRATION
NAME                      GRANTED    YEAR(5)  PRICE(6)    DATE        5%        10%
- ----                     ---------- --------- -------- ---------- ---------- ----------
Gian M. Fulgoni......... 150,000(1)    2.3%    $15.00   04/07/04  $1,415,013 $3,585,921
                          11,465(2)    0.2      14.00   04/29/04     100,944    255,812
James G. Andress........ 150,000(1)    2.3      15.00   04/07/04   1,415,013  3,585,921
                          11,465(2)    0.2      14.00   04/29/04     100,944    255,812
Jeffrey P. Stamen....... 200,000(1)    3.0      15.00   04/07/04   1,886,684  4,781,227
                          11,453(2)    0.2      14.00   04/29/04     100,838    255,544
Thomas M. Walker........ 150,000(3)    2.3      20.75   03/16/04   1,957,435  4,960,523
                           8,861(2)    0.1      14.00   04/29/04      78,017    197,710
Randall S. Smith........   7,764(4)    0.1      13.75   05/26/04      67,138    170,140

- --------
(1) Represents performance options granted on April 7, 1994 for services rendered in 1993, which are exercisable in quarterly installments beginning on the first anniversary of the grant date and on the next three anniversaries thereafter.
(2) Represents options granted on April 29, 1994 in lieu of the cash bonus for services rendered in 1993, which are exercisable on the date of grant.
(3) Represents options granted March 16, 1994 pursuant to an employment agreement which was amended and restated effective as of March 16, 1994, which are all currently exercisable.
(4) Represents options granted on May 26, 1994 in lieu of the cash bonus for services rendered in 1993, which are exercisable on the date of grant.
(5) Includes the effect of a 1994 program for employees other than the Company's executive officers and directors in which options to purchase 3,711,766 shares were cancelled in April 1994 and were replaced with new stock options at the current market price. Excluding the effect of such program, the percentage of total options granted to each Named Executive Officer was: Fulgoni--5.7%; Andress--5.7%; Stamen--7.4%; Walker--5.6%; and Smith--0.3%.
(6) Represents the fair market value of the Company's Common Stock on the date of grant.
(7) The amounts shown under these columns are the result of calculations at the 5% and 10% rates required by the Securities and Exchange Commission and are not intended to forecast future appreciation of the price of the Company's Common Stock.

AGGREGATE STOCK OPTION EXERCISES IN THE LAST FISCAL YEAR
AND FISCAL YEAR-END STOCK OPTION VALUES

  The following table sets forth information concerning each exercise of stock options during the Company's last fiscal year by each of the Named Executive Officers and the fiscal year-end value of unexercised stock options:

                                                 NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED         IN-THE-MONEY
                            SHARES                OPTIONS AT F-Y END        OPTIONS AT F-Y END
                         ACQUIRED ON   VALUE   ------------------------- -------------------------
NAME                     EXERCISE (#) REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- ----                     ------------ -------- ----------- ------------- ----------- -------------
Gian M. Fulgoni.........       0        $ 0      180,515      284,004     $515,653      $42,279
James G. Andress........       0          0      275,091      282,029      755,975       42,279
Jeffrey P. Stamen.......       0          0      174,581      326,022      545,778       14,969
Thomas M. Walker........       0          0      264,395            0       22,372            0
Randall S. Smith........       0          0      143,724       24,500      581,474        7,437

PERFORMANCE GRAPH

  The following line graph compares the annual percentage change in the Company's cumulative total stockholder return on its Common Stock over the past five fiscal years with the cumulative total return of (i) the Standard & Poors 500 Composite Index and (ii) the Hambrecht & Quist Incorporated Technology Index. The cumulative total returns displayed below have assumed the reinvestment of a special dividend in October of 1990, declared in connection with the Company's tax-free spin off of VideOcart, Inc.


                             [GRAPH APPEARS HERE]

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
        AMONG INFORMATION RESOURCES, S&P 500 INDEX AND H & Q TECHNOLOGY


Measurement Period           INFORMATION    S&P
(Fiscal Year Covered)        RESOURCES      500 INDEX    H & Q TECHNOLOGY
- -------------------          -----------    ---------    ----------------
Measurement Pt-
12/31/89                     $100.00        $100.00      $100.00
FYE 12/31/90                 $ 77.67        $ 96.90      $ 91.42
FYE 12/31/91                 $213.59        $126.42      $135.14
FYE 12/31/92                 $244.66        $136.05      $155.45
FYE 12/31/93                 $299.03        $149.76      $169.64
FYE 12/31/94                 $106.80        $151.74      $196.90





EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements with two of its current Named Executive Officers. These agreements have been entered into with James G. Andress, President, Chief Executive Officer and Chief Operating Officer and Jeffrey P. Stamen, President--IRI Software. Thomas M. Walker, former Executive Vice President and Chief Financial and Administrative Officer is also party to an employment agreement with the Company. Mr. Walker resigned from his position as an executive officer of the Company in January 1995.

  Mr. Andress' agreement provides for a minimum base salary of $300,000 per year plus a bonus or other incentive compensation as the Board of Directors deems appropriate. Mr. Andress' agreement may be terminated by either party upon six months prior written notice. In the event Mr. Andress terminates the agreement for "Good Reason" (as defined in the agreement), he shall receive his base salary for the unexpired term of the agreement, and he may immediately exercise in full any unexercised stock options held by him. In addition, in the event the agreement is terminated for any reason, including the foregoing, Mr. Andress or his estate, as the case may be, shall have the right to exercise the stock options for a period of one year and one month thereafter. Upon Mr. Andress' death during the term of the agreement, the Company shall continue to pay his base salary to his spouse for a period of six months thereafter.

  Mr. Walker's agreement was amended and restated effective as of March 16, 1994. On January 12, 1995, Mr. Walker gave notice of his election to terminate the agreement. In connection with such notice, Mr. Walker resigned from all offices held with the Company and any of its subsidiaries. Mr. Walker's agreement provides for a minimum base salary of $280,000 per year. Pursuant to his agreement, Mr. Walker is entitled to receive his base salary until the earlier of the expiration of 24 months following notice of termination or the engagement by Mr. Walker of comparable full-time employment. Mr. Walker is also entitled to participate in all employee benefit plans applicable to him during such period.

  Mr. Andress' and Mr. Walker's agreements both provide that all stock options held by the executive, or by his estate if the executive is not then living, may be exercised immediately in the event of a Change of Control. If for any reason such options are unexercisable at that time, the Company shall pay the executive or his estate an amount of cash equal to the difference between the exercise price of all such unexercisable options and the greater of: (i) the mean between the high and low price of one share of Common Stock on the date of such Change of Control or (ii) the highest price per share actually paid in connection with any Change of Control of the Company. A Change of Control generally includes any merger, consolidation or reorganization of the Company pursuant to which the Company or any entity controlled by it is not the surviving entity, or any change in beneficial ownership or power to vote 30% or more of the voting securities of the Company. Prior to Mr. Walker's notice of termination, all of his options were determined to be immediately exercisable as a result of the change in beneficial ownership that had occurred with respect to voting securities of the Company.

  Mr. Stamen's agreement provides for a minimum base salary and participation in all Company benefit plans on the same basis as other executive officers of the Company. Mr. Stamen's agreement may be terminated by either party upon 90 days written notice or by the Company in the event of cause, or upon Mr. Stamen's death or disability.

DIRECTOR COMPENSATION

  In 1994, directors who are not full-time employees of the Company each received an annual fee of $15,000 plus $1,500 for each Board meeting attended, with the exception of Dr. Lodish, who, pursuant to an employment/retainer agreement with the Company, received a fee of $25,000. See "--Compensation Committee Interlocks and Insider Participation" below. Members of the Board who serve on a committee each receive an annual fee of $2,500 per committee. Chairpersons of such committees receive an annual fee of $5,000. Total fees paid during 1994 to non-employee directors were as follows: Mr. Epstein, $27,250; Dr. Little, $21,000; Dr. Lodish, $23,500; Mr. Lucente, $21,000; Dr.
Martin, $24,750; Mr. Montgomery, $29,750; Dr. Urban, $23,500 and Mr. Wilson, $22,250. All directors are reimbursed for travel expenses. Effective February 3, 1995, Mr. Wilson became Chairman of the Company's Executive Committee. Mr. Wilson is currently paid an annual salary of $140,000 for such services.

  In addition to options disclosed elsewhere herein which were granted to certain directors who are also Named Executive Officers of the Company, the Company granted options to directors during 1994 to purchase the following shares: (i) 2,500 shares to Messrs. Epstein and Montgomery and Dr. Martin at an exercise price of $14.50 and to Mr. Lucente and Dr. Urban at an exercise price of $13.75; (ii) 7,431 shares to Mr. Eskin at an exercise price of $13.75; (iii) 13,053 shares to Dr. Little at an exercise price of $14.00; (iv) 11,939 shares to Dr. Lodish at an exercise price of $14.00; and (v) 20,000 shares to Mr. Wilson at an exercise price of $13.75. In all cases, the exercise price of the options granted was equal to the fair market value per share of the Company's Common Stock on the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During 1994, the Human Relations Committee consisted of George G. Montgomery, Jr., Leonard M. Lodish and Edith W. Martin. Mr. Montgomery and Dr. Lodish had certain business relationships with the Company during 1994. Mr. Montgomery is managing director of Hambrecht & Quist Incorporated, an investment banking firm. Hambrecht & Quist Incorporated rendered certain investment banking services to the Company, all in the regular course of business. These services included acting as an underwriter of a public offering of Common Stock in 1992 and acting as a special advisor in 1994 to the Company in connection with its consideration of certain financing alternatives. The Company has an agreement with Leonard M. Lodish, whereby the Company pays Dr. Lodish, as a part-time employee. During 1994, Dr. Lodish was paid $164,574 pursuant to this arrangement.

                       PROPOSAL TO RATIFY APPOINTMENT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                 (Proposal Number 2 on the Enclosed Proxy Card)

  The Company's financial statements for the year ended December 31, 1994 have been audited by Grant Thornton LLP, independent certified public accountants. It is expected that representatives of Grant Thornton LLP will attend the Meeting to make an appropriate statement if desired and will be available to respond to appropriate questions.

  The Board of Directors has appointed Grant Thornton LLP as the Company's independent certified public accountants to examine the financial statements of the Company for the year ended December 31, 1995. Unless otherwise directed, the proxy will be voted in favor of the ratification of this appointment.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

                    PROPOSALS TO APPROVE CERTAIN AMENDMENTS
                     TO THE COMPANY'S EXECUTIVE OPTION PLAN

  The Board of Directors has approved for submission to the Company's stockholders certain proposals relating to the Company's Executive Option Plan. These proposals are being made to (i) increase in the number of shares authorized for issuance under this plan by 500,000 and (ii) change certain provisions thereof so that the Company will be entitled to deduct compensation paid thereunder for Federal income tax purposes without regard to the limits on deductibility of compensation expense imposed pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). See "--Federal Income Tax Treatment of the Executive Option Plan".

  On April 24, 1995, the closing price of the Company's Common Stock on the NASDAQ Stock Market was $13 9/16.

  The Board of Directors and stockholders of the Company originally approved the Executive Option Plan in 1992. The Executive Option Plan was created in response to the SEC's adoption of certain rules pursuant to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"). These rules regulate the ownership and trading of securities by directors and executive officers of public companies.

  The eligible participants in the Executive Option Plan are the Company's executive officers and directors. Because actual participation in the Executive Option Plan will be dependent on the number of executive officers and directors of the Company existing from time to time, the number of eligible participants under the Executive Option Plan cannot be determined as of this date. There are currently 15 executive officers and directors of the Company.

  The Executive Option Plan is administered by the Executive Stock Option Committee which consists of at least two directors (the "Committee") who are "disinterested persons" within the meaning of Rule 16b-3 under the Exchange Act. Committee members are eligible to participate under the Executive Option Plan and receive, on June 15 of every year, stock options to purchase 2,500 shares of Common Stock of the Company at an exercise price equal to the fair market value of the Common Stock on the date of grant of the option. Subject to the terms of the Executive Option Plan, the Committee has the authority to determine the material terms and provisions under which options are granted, including the persons to whom such options are granted, the exercise prices, the number of shares subject to options, the time or times during which options may be exercised and certain other terms and conditions of the respective options granted.

  Options granted under the Executive Option Plan may be either incentive stock options ("ISOs"), as defined in Section 422 of the Code or non-qualified stock options. No option designated as an ISO can be exercised by the option holder until such individual has been employed by the Company or its subsidiary for at least three months following the date of grant. No option designated as an ISO may be granted to a non-employee director of the Company.

  When adopted in 1992, the Company reserved for future issuance up to 2,000,000 shares of Common Stock to be issued upon the exercise of options granted or to be granted pursuant to the Executive Option Plan. There are currently 4,367 options available for issuance pursuant to the Executive Option Plan.

  In the event that any outstanding option granted under the Executive Option Plan terminates or expires prior to its exercise, for any reason, then the underlying shares of Common Stock shall not be charged against the maximum limit of shares available under the Executive Option Plan and such shares shall become available for future grants of options under the Executive Option Plan. Because actual participation in the Executive Option Plan will be determined at the discretion of the Committee, future grants or allocations under the Executive Option Plan cannot be determined precisely at this time.

  The exercise price of ISOs granted under the Executive Option Plan may not be less than 100% of the fair market value of the Common Stock on the date of grant and, in the case of ISOs granted to holders of more than 10% of the voting stock of the Company or any subsidiary of the Company, not less than 110% of the fair market value of the Common Stock on the date of grant. The aggregate fair market value (determined at the time of grant) of shares issuable upon the exercise of ISOs granted to an option holder under all plans of the Corporation or any subsidiary that become exercisable for the first time during any one calendar year may not exceed $100,000.

  The exercise price of non-qualified options are fixed by the Committee on the date of grant and may be less than, equal to or greater than the fair market value of the Common Stock on such date.

  The duration of options granted under the Executive Option Plan are fixed by the Committee but no longer than 10 years from the date of grant and, for ISOs granted to holders of more than

10% of the voting stock of the Company or any subsidiary, no more than five years from the date of grant. The duration of an option may be reduced in connection with the termination of the option holder's employment, if applicable, or death of the option holder or, at the discretion of the Committee, due to the option holder's less than satisfactory performance.

  If the Committee determines that the option holder is not satisfactorily performing the duties to which he or she was assigned on the date the option was granted or duties of at least equal responsibility, the Committee may prescribe longer time periods and additional requirements with respect to the exercise of a nonvested option or terminate in whole or in part such portion of any nonvested option.

  During the option holder's lifetime, all options granted under the Executive Option Plan are exercisable only by the option holder or by his or her legal representative. In addition, options granted under the Executive Option Plan are not transferable, other than by will or the laws of descent and distribution. Such options shall become null and void upon any attempt by the option holder to otherwise transfer, assign, pledge, hypothecate, or dispose of the option, or upon the levy of any attachment or similar process upon such option.

  Options granted will terminate upon the earlier of (i) the date of expiration or (ii) either one year after termination of the Option holder's employment or directorship with the Company or its subsidiary (unless a shorter or longer time period is approved by the Committee or the Board of Directors), or in the event such Options are designated as ISO's and the termination of employment is due to retirement, three months following the Option holder's retirement (unless a shorter or longer time period is approved by the Committee or the Board of Directors).

  No option or shares of Common Stock issued pursuant to the exercise of an option shall be disposed of until six months following the date of grant.

  The number of shares of Common Stock available under the Executive Option Plan and the exercise price and number of shares subject to outstanding options under such Plan will be proportionately adjusted to prevent any dilution or enlargement of rights that would otherwise result by reason of stock dividends, stock splits, recapitalization, mergers, consolidations or other such changes in the capital structure of the Company. In no event will fractional shares be issued under the Executive Option Plan.

  The Board of Directors may, from time to time, amend the Executive Option Plan as it relates to the terms and conditions of any options granted or to be granted under the Executive Option Plan, but in no event shall such amendment affect the rights of an option holder with respect to a previously granted option, unless the option holder consents. Any amendment which would (i) increase or decrease the number of shares issuable upon the exercise of an option, with the exception of any increase or decrease in the number of shares resulting from a stock adjustment, (ii) change the class of persons to whom options may be granted or (iii) extend the period or periods during which options may be granted or exercised, must be approved by a majority of the holders of the Company's Common Stock within 12 months of such amendment.

  The Executive Option Plan will remain in full force and effect until the close of business on May 27, 2002, at which time the right to grant options under the Plan shall automatically terminate. Any options granted before the termination of the right to grant options under the Plan will continue to be governed thereafter by the terms of the Plan.

  The table below shows the number of options granted under the Executive Option Plan to the following individuals and groups during the Company's 1994 calendar year. Options issued to persons who are executive officers of the Company were issued in 1994 principally in consideration for services rendered in 1993. See "Executive Compensation." Employees who are not executive officers or directors are not eligible to participate in the Executive Option Plan.

                                                                       NUMBER OF
NAME AND POSITION/GROUP                                                 OPTIONS
- -----------------------                                                ---------
Gian M. Fulgoni.......................................................  161,465
 Chairman of the Board
 and Chief Executive Officer
James G. Andress......................................................  161,465
 President, Chief Executive Officer
 and Chief Operating Officer
Jeffrey P. Stamen.....................................................  211,453
 President--IRI Software
Thomas M. Walker......................................................  158,861
 Chief Financial Officer, Treasurer
 and Executive Vice President (resigned)
Randall S. Smith......................................................    7,764
 President--International Information
 Services Group
All current executive officers........................................  546,189
All current directors (non-executive officers)........................   64,923
All director nominees.................................................  357,369

FEDERAL INCOME TAX TREATMENT OF THE EXECUTIVE OPTION PLAN.

  The following discussion is not intended to serve as a comprehensive description of all Federal income tax consequences associated with stock options, does not reflect any consideration of minimum tax or foreign, state or local tax consequences, and is based upon an assumption that any stock acquired by exercising an option will not be subject to any substantial risk of forfeiture or restriction as to transferability.

  A person who is granted a stock option under the Executive Option Plan will not be subject to federal income tax at the time of grant, and the company will not be entitled to a tax deduction by reason of such grant. Upon exercise of a non-qualified option, the difference between the option price and the fair market value of the stock on the date of exercise will be considered ordinary income to the grantee.

  Although no taxable income will be recognized by the employee upon exercise of an ISO and the Company is not entitled to a tax deduction by reason of such exercise, the excess of the fair market value on the date of exercise over the exercise price is an adjustment which increases alternative minimum taxable income ("AMTI"), the base upon which alternative minimum tax is computed. In determining the amount of gain or loss recognized on the later disposition of stock acquired pursuant to the exercise of an ISO, the tax basis of the stock for alternative minimum tax purposes (but not regular tax purposes) is increased by the excess of the fair market value of the stock over the option price at the time of exercise. If stock purchased pursuant to the exercise of an ISO is sold within two years from the date of grant or within one year after the transfer of such stock to the employee, then the difference, with certain adjustments, between the fair market value of the Company Common Stock at the date of exercise and the option price will be considered ordinary income to the grantee.

  The Company is generally entitled to an income tax deduction for any compensation income taxed to participants for non-qualified options issued pursuant to the Executive Option Plan. The Company, however, would not be entitled to a deduction for compensation paid to certain covered executives to the extent the non-excludable compensation paid to any such person exceeds $1 million. Compensation attributable to a stock option is not considered compensation that is subject to the $1 million limit provided the option is granted pursuant to a plan that satisfies certain requirements. The proposed amendment to the Executive Option Plan which adds individual limits on the maximum number of shares with respect to which options may be granted to an employee during a specified time period, is intended to conform the Executive Option Plan to the applicable requirements for exclusion of compensation attributable to options from the $1 million limit. See "--Proposal to Approve An Amendment to the Executive Option Plan."

         PROPOSAL TO APPROVE AN AMENDMENT TO THE EXECUTIVE OPTION PLAN
            INCREASING THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE

                 (Proposal Number 3 on the Enclosed Proxy Card)

  The Board of Directors and the Executive Stock Option Committee approved, subject to stockholder approval, an increase in the number of shares authorized to be issued pursuant to the Executive Option Plan by 500,000 shares to a total of 2,500,000 shares. There are currently 4,367 options available for future issuance. If the proposal is not approved by the Company's stockholders, the Company will not issue options pursuant to the Executive Option Plan representing the 500,000 shares being proposed hereby. If the proposal is approved, the Company may utilize such increased option authorization during 1995 or thereafter to compensate its executive officers and directors. Although no commitments have been made, such option grants could be made to compensate executive officers and directors for services rendered to the Company, to induce persons to join the Company's executive management team, and to compensate certain executive officers and directors for services rendered during 1993 who would have received an option grant during 1994 except for the fact that insufficient options were authorized pursuant to the Executive Option Plan. Groups who would have received such an option grant in 1994 for 1993 services include: All Current Executive Officers--approximately 30,000 options; and All Current Directors (non-executive officers)--approximately 50,000 options.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE EXECUTIVE OPTION PLAN INCREASING THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE.

                    PROPOSAL TO APPROVE AN AMENDMENT TO THE
                             EXECUTIVE OPTION PLAN

                 (Proposal Number 4 on the Enclosed Proxy Card)

  The Executive Stock Option Committee of the Board of Directors approved an amendment to the Executive Option Plan to change certain provisions thereof so that the Company will be entitled to deduct compensation paid thereunder for Federal income tax purposes without regard to the limitations on deductibility of compensation expense imposed pursuant to Section 162(m) of the Code. See "-- Federal Income Tax Treatment of the Executive Option Plan." The proposal is being submitted with the understanding that if approval of Proposal Number 3 described above is not received, then the proposed amendment to the Executive Option Plan set forth in this Proposal Number 4 shall be withdrawn.

  If the proposed amendment of the Executive Option Plan is approved, no employee shall be granted an option under the Executive Option Plan in any given year in excess of 250,000 shares. This limitation is being added to the Executive Option Plan to satisfy the applicable requirements of Section 162(m) of the Code as such section relates to options. See "--Federal Income Tax Treatment of the Executive Option Plan." If stockholders fail to approve this proposed amendment, the Company may lose the ability to take a deduction for tax purposes of certain compensation paid to certain of the Company's executive officers.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE EXECUTIVE OPTION PLAN.

               MANAGEMENT RELATIONSHIPS AND RELATED TRANSACTIONS

  George G. Montgomery, Jr., a director of the Company, is managing director of Hambrecht & Quist Incorporated, an investment banking firm. Hambrecht & Quist Incorporated rendered certain investment banking services to the Company, all in the regular course of business. These services included acting as an underwriter of a public offering of Common Stock in 1992 and acting as a special advisor to the Company in connection with its consideration of certain financing alternatives. The Company has an agreement with Leonard M. Lodish, whereby the Company pays Dr. Lodish, as a part-time employee. During 1994, Dr. Lodish was paid $164,574 pursuant to this arrangement. In March 1994, Dr. Lodish agreed to decrease his retainer arrangement by 30%. Thomas W. Wilson, Jr., a director of the Company, is currently paid a $140,000 annual salary in consideration for services rendered to the Company as Chairman of the Company's Executive Committee. During 1994, Mr. Wilson was paid $98,333 in consideration of certain consulting services provided to the Company. Pursuant to an employment agreement between the Company and George R. Garrick, the Company made a personal, unsecured, non-interest bearing loan to Mr. Garrick. The largest principal balance of the loan during 1994 was $1.2 million. As of March 31, 1995, the principal balance of the loan was $800,000.

                 STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

  In order for a proposal by a stockholder of the Company to be included in the Company's proxy statement and form of proxy for the 1996 Annual Meeting of stockholders, the proposal must be received by the Company at its executive offices located at 150 North Clinton, Chicago, Illinois 60661 no later than December 29, 1995.

                          QUORUM AND VOTING PROCEDURES

  The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required for a quorum to transact business at the Meeting, but if a quorum should not be present, the Meeting may be adjourned from time to time until a quorum is obtained. Under applicable Delaware law, abstentions and "broker non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum at the Meeting.

  Directors will be elected by the plurality vote of the holders of Common Stock entitled to vote at the Meeting and present in person or by proxy. The remaining proposals described herein require the vote of holders of a majority of the shares of Common Stock entitled to vote thereon and present in person or by proxy. Under applicable Delaware law, abstentions will be deemed present and entitled to vote and will, therefor, have the effect of a negative vote on the particular proposal other than the election of directors, but will have no effect on the outcome of the election of directors. A broker non-vote will have no effect on any proposal described in the proxy statement, including the election of directors.

                                 OTHER MATTERS

  The Company knows of no matters, other than those referred to herein, which will be presented at the Meeting. If, however, any other appropriate business should properly be presented at the Meeting, the proxies named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

                            EXPENSES OF SOLICITATION

  All expenses incident to the solicitation of proxies by the Company will be paid by the Company. Solicitation may be made personally, or by telephone, telegraph or mail, by one or more employees of the Company, without additional compensation. The Company has engaged Georgeson & Company Inc. to assist in the solicitation of proxies from brokers, bank nominees, institutional holders and certain individual holders of record. Georgeson & Company will receive a fee from the Company of approximately $9,000, plus reimbursement of its out-of-pocket expenses. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Common Stock held of record by such persons.

                                          By order of the Board of Directors,
                                          Information Resources, Inc.

                                          Edward S. Berger
                                          Secretary

Chicago, Illinois
April 28, 1995

                                                                      APPENDIX A
[SIDE 1]


PROXY                                                                      PROXY

                          INFORMATION RESOURCES, INC.
                           150 NORTH CLINTON STREET
                           CHICAGO, ILLINOIS 60661

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF STOCKHOLDERS --- MAY 24, 1995


          The undersigned hereby appoints Gian M. Fulgoni, James G. Andress and Edward S. Berger as Proxies, each with power to appoint his substitute, and hereby authorizes each of them, together or separately, to represent and to vote, as designated below, all shares of Common Stock of Information Resources, Inc. (the "Company") held of record by the undersigned on April 14, 1995, at the Annual Meeting of stockholders to be held on May 24, 1995, or any adjournment thereof.


                 PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE
                      AND RETURN IN THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

________________________________________________________________________________
[SIDE 2]

      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY


1.  Election of Directors ---                    FOR      WITHHOLD     FOR ALL
    Nominees: Gian M. Fulgoni, James G.          [_]         [_]         [_]
    Andress, Leonard M. Lodish, Ph.D.,         (except for nominee(s) written
    Edith W. Martin, Ph.D. and Thomas W.       below) (Instruction: To withhold
    Wilson, Jr.                                authority to vote for any
                                               individual nominee, write that
                                               nominee's name in the space
                                               provided.)

                                               _________________________________

2.  Proposal to Ratify Appointment of Grant    FOR         AGAINST       ABSTAIN
    Thornton LLP as Independent Certified      [_]           [_]           [_]
    Public Accountants for 1995.

3.  Proposal to Amend the Executive Option     FOR         AGAINST       ABSTAIN
    Plan Increasing Number of Shares           [_]           [_]           [_]
    Authorized for Issuance.

4.  Proposal to Amend the Executive Option     FOR         AGAINST       ABSTAIN
    Plan to Comply with Section 162(m) of      [_]           [_]           [_]
    Internal Revenue Code. (Conditional upon approval of Proposal 3).

5.  In their discretion, the Proxies are
    authorized to vote upon such other
    business as may properly come before
    the meeting.

                                         This proxy, when properly executed,
                                         will be voted in the manner directed
                                         herein by the undersigned
                                         stockholder(s).  IF NO DIRECTION IS
                                         MADE, THE PROXY WILL BE VOTED FOR
                                         PROPOSALS 1, 2, 3 AND 4.



                                              Dated: _____________________, 1995


                                         Signature(s) __________________________

                                         _______________________________________

                                         Please sign exactly as your name
                                         appears above.  When shares are held by
                                         joint tenants, both should sign.  When
                                         signing as attorney, executor,
                                         administrator, trustee or guardian,
                                         please give full title as such.  If a
                                         corporation, please sign in full
                                         corporate name by president or other
                                         authorized officer.  If a partnership,
                                         please sign in partnership name by
                                         authorized person.

                                                                      APPENDIX B


                          INFORMATION RESOURCES, INC.

                        1992 EXECUTIVE STOCK OPTION PLAN
                          (AS PROPOSED TO BE AMENDED)

     1. Introduction and Purpose. The purpose of this Stock Option Plan is to advance the interests of Information Resources, Inc. by encouraging and enabling the acquisition of a larger personal proprietary interest in the Corporation by Eligible Executives upon whose judgment and keen interest the Corporation and its Subsidiaries are largely dependent for the successful conduct of their service and operations. It is anticipated that the acquisition of such proprietary interest in the Corporation will stimulate the efforts of such Eligible Executives, on behalf of the Corporation and its Subsidiaries, and strengthen their desire to remain with the Corporation and its Subsidiaries. It is also expected that the opportunity to acquire such a proprietary interest will enable the Corporation and its Subsidiaries to attract desirable candidates for the Corporation's Board of Directors and executive management.

     2. Definitions. when used in this Plan, unless the context otherwise requires:

          (a) "Board of Directors" or "Board" shall mean the Board of Directors of Information Resources, Inc. as constituted at any time.

          (b) "Committee" shall mean the Stock Option Committee, as described in
     Section 3 hereof, appointed by the Board to administer this Plan.

          (c) "Common Stock" means the common stock of the Corporation at a par value of $.01, including outstanding shares, treasury shares and authorized but unissued shares, or any equity security of the Corporation issued in substitution, exchange or lieu of such common stock.

          (d) "Corporation" shall mean Information Resources, Inc.

          (e) "Eligible Executives" shall mean the directors and executive officers of the Corporation or its Subsidiaries who are potential recipients of Options pursuant to this Plan, as provided in Section 4 herein.

          (f) "Fair Market Value" on a specified date shall mean (i) the average of the bid and asked prices at which one Share is traded on the over-the-counter market, as reported on the National Association of Securities Dealers Automated Quotation System, but if there are no sales on such date, then on the last previous date on which a Share was so traded; or (ii) if the foregoing is not applicable, the average of the high and low prices at which one Share is traded on the stock exchange on which the Common Stock generally has the greatest trading volume, but if there are no sales on such date, then on the last previous date on which a Share was so traded; or (iii) if neither of the above is applicable, the value of a Share as established by the Committee for such date using any reasonable method of valuation consistent with Section 422(c)(7) of the Internal Revenue Code.

          (g) "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor thereto.

          (h) "Options" shall mean the stock options issued pursuant to this Plan.

          (i) "Plan" shall mean this Information Resources, Inc. 1992 Executive Stock Option Plan, effective as of the date set forth in Section 23 hereof, 1992, and as amended from time to time.

          (j) "Plan Year" means the calendar year.

          (k) "Retirement Date" shall mean, with respect to an Eligible Executive, the effective date of his or her retirement from the Corporation or one of its Subsidiaries upon reaching the age of 60 years, or, if applicable, his or her retirement upon such earlier date as shall be permitted under the Corporation s or Subsidiary's retirement plan, as the case may be.

          (l) "Rule 16b-3" means Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.

          (m) "Securities Act of 1933" shall mean the Securities Act of 1933, as amended from time to time, or any successor thereto.

          (n) "Securities Exchange Act of 1934" shall mean the Securities Exchange Act of 1934, as amended from time to time. or any successor thereto.

          (o) "Share" shall mean a share of Common Stock of the Corporation at a par value of $.01.

          (p) "Subsidiary" shall mean any "subsidiary corporation", as such term is defined in Section 424(f) of the Internal Revenue Code.

          (q) "Voting Power," as of any date, means the total combined voting power of all classes of stock of the Corporation or its parent, if any, or Subsidiary, as measured for purposes of Section 422(b)(6) of the Internal Revenue Code.

     3.   Administration of the Plan.

          (a) The Committee shall be appointed by the Board of Directors and shall consist of at least two members of the Board of Directors, who shall each be a "disinterested person" within the meaning of Rule 16b-3. The Committee shall have the authority, subject to the provisions of this Plan, to (i) determine which Eligible Executives shall receive Options and the number of Options each Eligible Executive shall receive, (ii) grant the Options, (iii) determine the terms and conditions of the Options, including, but not limited to, exercise dates, limitations on exercise and the price and payment terms, (iv) determine the limitation, if any, on the number of Shares acquired under an Option which may be sold by the Option holder in any year; (v) prescribe the form or forms of the instruments evidencing any Options granted under the Plan and of any other instruments required under the Plan and to change such forms from time to time, and
     (vi) administer the Plan as provided herein and, in exercising this authority, shall establish such rules and procedures as are necessary or advisable to administer the Plan.

          (b) Each member of the Committee shall hold his or her position on the Committee until the next regular annual meeting of the Board of Directors following his or her designation and until his or her successor is designated as a member of the Committee; provided, however, that (i) any member of the Committee may be removed at any time, with or without cause, by resolution adopted by a majority of the Board of Directors and (ii) a member of the Committee may resign from the Committee at any time by giving written notice to the President, Secretary or Assistant Secretary of the Corporation in person or by certified or registered mail, return receipt requested, sent to 150 North Clinton Street, Chicago, Illinois 60661, and, unless otherwise specified therein, such resignation shall take effect upon receipt of such written notice. The acceptance of such resignation by the President, Secretary or Assistant Secretary of the Corporation shall not be necessary for such resignation to be effective. Any vacancy in the Committee may be filled by a resolution adopted by a majority of the Board of Directors.

          (c) Each member of the Committee shall receive, annually, Options to purchase 2,500 shares of Common Stock. Such Options shall be issued on June 15 of each year, beginning in 1992, and, except as otherwise provided in this Plan, the exercise price per share of Common Stock thereunder shall be equal to the Fair Market Value of one Share as of the date of Option issuance. Except as provided in this Section 3(c), no Options shall be granted to Committee members under this Plan. The provisions of this
     Section 3(c) may not be amended more than once every six months, other than to comport with the changes in the Internal Revenue Code, the Employee Retirement Income Security Act of 1974, as amended, and the rules or regulations under such statutes.

     4. Plan Participants. Except as hereinafter provided, the class of individuals who are potential recipients of Options to be granted under this Plan ("Eligible Executives") consists of those individuals who are executive officers or directors of the Corporation or any of its Subsidiaries and are subject to Section 16 of the Exchange Act. Directors who, at the time of such Option grants, are not also executive officers or employees of the Corporation or its Subsidiaries shall be Eligible Executives; provided that only Options which the Committee has designated as non-qualified stock options may be granted to such directors.

     5. Shares of Stock Subject to the Plan. The Committee may, but shall not be required to, grant Options under the Plan to purchase an aggregate of up to 2,500,000 Shares, which may be either treasury Shares or authorized but unissued Shares. The exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available under this Plan, and the amount of such decrease shall be the number of Shares as to which the Option is exercised. If any such Option expires or is terminated for any reason, without being exercised in full, the Shares covered by the unexercised portion of such Option may again be made subject to Options under the Plan.

     6. Listing and Registration of Shares. Each Option shall be subject to the requirement that, if at any time the Committee shall determine, in its sole and exclusive discretion, (i) the listing, registration, or qualification of the Shares covered thereby upon any securities exchange or over-the-counter market or under any state, federal or foreign law, (ii) the consent or approval of any government regulatory body or (iii) obtaining an investment intent representation or other undertaking from the Option holder, is necessary or desirable as a condition of, or in connection with, the granting of such Option or the issue or purchase of Shares thereunder, such Option may not be exercised in whole or in part unless and until such listing, registration, qualification, consent, approval, representation, or undertaking shall have been effected or obtained free of any conditions not acceptable to the Committee.

     7.   Requirements of Law.

          (a) In the event the Shares issuable upon the exercise of an Option are not registered under the Securities Act of 1933, the Corporation shall imprint on the certificate representing such Shares the following legend or any other legend which counsel for the Corporation considers necessary or advisable to comply with the Securities Act of 1933:

          The shares of stock represented by this certificate have not been registered under the Securities Act of 1933 or under the securities laws of any State and may not be sold or transferred except upon such registration or upon receipt by the Corporation of an opinion of counsel in form and substance satisfactory to the Corporation that registration is not required for such sale or transfer.

          (b) The Corporation may, but in no event shall be obligated to, register any securities covered hereby pursuant to the Securities Act of 1933, as now in effect or as hereafter amended, and, in the event any Shares are so registered, the Corporation may remove any legend on certificates representing such Shares. The Corporation shall make reasonable efforts to cause the exercise of an Option or the issuance of Shares pursuant thereto to comply with any law or regulation of any governmental authority.

          (c) Notwithstanding any other provision of this Plan, no Option may be granted or exercised pursuant to the provisions of this Plan when such Option, or the granting or exercise thereof, may result in the violation of any federal or state law, order or regulation.

          (d) Notwithstanding any other provision of this Plan, any provision included herein which is inconsistent with Rule 16b-3 shall be inoperative and shall not affect the validity of the Plan.

     8.   Grant of Options.

          (a) Options granted under this Plan may be either non-qualified stock options or incentive stock options within the meaning of Section 422 of the Internal Revenue Code. Options which are not designated as incentive stock options shall not be treated as incentive stock options for purposes of this Plan or the Internal Revenue Code.

          (b) Subject to the provisions of this Plan, the Committee may, from time to time prior to the termination of the Plan, grant Options to Eligible Executives to purchase the number of Shares authorized by the Committee, subject to such terms and conditions as the Committee may determine in accordance with the provisions herein; provided that, if such Option is designated as an incentive stock option, then such terms and conditions shall not be inconsistent with Section 422 of the Internal Revenue Code. The day on which the Committee approves the granting of an Option shall be considered the date on which such Option is granted unless the Committee designates a subsequent date as the effective date of the grant.

          (c) The terms and conditions of the Option shall be set forth in writing in a certificate or agreement (the "Option Agreement") signed by the Option holder and on behalf of the Corporation by the President, any Vice President or the Treasurer of the Corporation. The Option Agreement shall designate the Option as either an incentive stock option or a non-qualified stock option.

          (d) In no event may an Eligible Executive be granted an Option under the Plan in any year in excess of that person's Individual Limit. For purposes hereof, the "Individual Limit" is 250,000 shares.

     9. Price. Except with respect to an Option described in Section 3(c) herein, the exercise price per Share to be purchased pursuant to any Option shall be fixed by the Committee at the time an Option is granted and may be less than, equal to, or greater than the Fair Market Value of one Share on the date such Option is granted; and provided that, if the Option is designated as an incentive stock option, in no event shall the price be less than the greater of
(i) the Fair Market Value of a Share on the day on which the Option is granted or (in) if the Option holder owns stock possessing more than 10% of the Voting Power, the price specified in Section 14 herein.

     10. Duration of Options. The duration of any Option granted under this Plan shall be for a period fixed by the Committee, in its sole and exclusive discretion, but not longer than (i) 10 years from the date upon which the Option is granted or (ii) in the case of an Option designated as an incentive stock option where the Option holder owns stock possessing more than 10% of the Voting Power, the duration specified in Section 14 herein. The period of the Option, once it is granted, may be reduced only as provided for in Section 17 herein, in connection with the termination of employment or death of the Option holder, or in Section 13(a) herein, in the case of less than satisfactory performance.

     11. Amount Exercisable. Except as otherwise provided in this Plan, an Option granted in accordance with Section 8 herein shall be exercisable by the Option holder at such rate and times as may be fixed by the Committee at the time the Option is granted. The partial exercise of an Option or a combination of such Options shall in no event be for less than 100 Shares, unless a purchase of fewer Shares would entirely exhaust the Options held by the Option holder; provided however, that no Option may be exercised in part or in full prior to the approval of the Plan by a majority vote of the stockholders of the Corporation, as provided in Section 23 herein.

     12.  Method of Exercising Options.

          (a) An Option shall be exercised by the delivery of a written notice duly signed by the Option holder (or the transferee of the Option, as permitted herein), together with the Option Agreement and either (i) cash,
     (ii) a certified check payable to the order of the Corporation, (iii) outstanding Shares duly endorsed over to the Corporation (which Shares shall be valued at their Fair Market Value as of the date preceding the day of such exercise) or (iv) any combination of such methods of payment which together amount to the full exercise price of the Shares purchased pursuant to the exercise of the Option. Such payment shall be delivered to the Treasurer, Secretary or Assistant Secretary of the Corporation who has been designated for the purpose of receiving the same.

          (b) Within a reasonable time after the exercise of an Option, the Corporation shall cause to be delivered to the person entitled thereto a certificate for the Shares purchased pursuant to the exercise of the Option. If the Option shall have been exercised with respect to less than all of the Shares subject to the Option, the Corporation shall (i) cause to be delivered to the person entitled thereto a new Option Agreement in replacement of the Option Agreement surrendered at the time of the exercise of the Option, indicating the number of Shares with respect to which the Option remains available for exercise or (ii) endorse the original Option Agreement to give effect to the partial exercise thereof.

     13.  Limitations on Exercise of Options.

          (a) Following the grant of an Option, the Committee may, in its sole and exclusive discretion, if it determines that the Option holder is not satisfactorily performing the duties to which he or she was assigned on the date the Option was granted or duties of at least equal responsibility, (i) prescribe longer time periods and additional requirements with respect to the exercise of an Option which has not yet become exercisable and (ii) terminate in whole or in part any portion of an Option which has not yet become exercisable. With the exception of those Eligible Executives described in Section 4 herein who are directors of the Corporation but who are not also executive officers of the Corporation or a Subsidiary and, subject to the provisions of this Section 13 and Section 17 herein, no Option may be exercised unless the Option holder is at the time of such exercise in the employ of the Corporation or of a Subsidiary and shall have been continuously so employed since the grant of the Option.

          (b) In no event may an Option be exercised after the expiration of its term or after its termination.

          (c) Notwithstanding any other provision of this Plan, any Option granted under this Plan which is designated as an incentive stock option shall not be exercisable to the extent that (i) the Fair Market Value of the Shares (determined as of the date of Option grant), with respect to which such Option (and any other incentive stock option granted to the Option holder under this Plan or any other stock option plan maintained by the Corporation or any Subsidiary or parent corporation) first becomes exercisable in any calendar year, exceeds $100,000; and (ii) Section 422(d) of the Internal Revenue Code would otherwise preclude such Option from being treated as an incentive stock option.

          (d) No Option designated as an incentive stock option shall be exercised by an Eligible Executive until such individual has been in the employ of the Corporation for a period of at least three months following the date such Option is granted.

     14. Limitations Regarding Ten Percent Stockholders. No Option which is designated as an incentive stock option may be granted under this Plan to any Eligible Executive who, at the time the Option is granted, owns, or is considered to own, within the meaning of Section 422 of the Internal Revenue Code, Shares possessing more than 10% of the Voting Power, unless (i) the exercise price under such Option is at least 110% of the Fair Market Value of a Share on the date such Option is granted and (ii) the duration of such Option is no more than five years.

     15. Option Holder Not a Stockholder. An Option holder, or his or her legal representative, legatees or distributees, as the case may be ("Successor"), shall not be deemed to be the holder of Common Stock or to have any of the rights of a stockholder with respect to any Shares subject to such Option, unless and until (i) the Option shall have been exercised pursuant to the terms thereof, (ii) the Corporation shall have issued and delivered stock certificates for such Shares to the Option holder or his or her Successor, and
(iii) the Option holder's or his or
her Successor's name shall have been entered as a stockholder of record on the books of the Corporation. Thereupon, the Option holder or his or her Successor shall have full voting, dividend and other ownership rights with respect to such Shares; provided, however, that, except as otherwise provided in Section 19 herein, no adjustment for dividends or otherwise shall be made if the Corporation's record date is prior to the issuance of such stock certificate.

     16. Non-Transferability of Options. Options and all rights thereunder shall be non-transferable and non-assignable by the Option holder thereof otherwise than by will or the laws of descent and distribution and, during the Option holder's lifetime, shall be exercisable only by the Option holder or, except as prohibited under Internal Revenue Code Section 422 with respect to an Option designated as an incentive stock option, by his or her legal representative. Except as permitted by the preceding sentence, no Option granted under the Plan or any of the rights and privileges thereby conferred shall be transferred, assigned, pledged, or hypothecated in any way, whether by operation of law or otherwise, and no such Option, right, or privilege shall be subject to execution, attachment or similar process. Upon any attempt so to transfer, assign, pledge, hypothecate, or otherwise dispose of the Option, or of any right or privilege conferred thereby, contrary to the provisions hereof, or upon the levy of any attachment or similar process upon such Option, right or privilege, the Option and such rights and privileges shall immediately become null and void.

     17. Effect of Termination of Employment, Death, Disability or Retirement of Option Holder.

          (a) Except as otherwise provided herein or except as otherwise set forth in an agreement authorized by the Committee or the Board of Directors, all Options granted hereunder shall terminate upon the earlier of the date of the expiration of such Options or the date one year after termination of the employment or directorship relationship between the Corporation or a Subsidiary and the Option holder, provided that the stock Option Agreement may provide for a shorter time period in cases other than termination of employment or directorship due to death or disability, and, to the extent such Options are otherwise exercisable within the provisions of this Plan or of the Option Agreement, may be exercised in whole or in part during such one year period, subject to the terms and conditions of the Plan and of the Option Agreement; provided, however, that in the event of the termination of employment of an Option holder by reason of the Option holder's retirement at his or her Retirement Date, all Options granted hereunder to the Option holder which are designated as incentive stock options shall terminate upon the earlier of the date of expiration of such Options or the date three months after such termination of employment and those Options which have vested at his or her Retirement Date may be exercised in whole or in part during such three month period, subject to the terms and conditions of the Plan and of the Option Agreement. In the event of the termination of employment or directorship of an Option holder by reason of the Option holder's death or disability, but not in the event of other termination of employment or directorship, all Options held by the Option holder shall become immediately exercisable in full. For purposes of this Plan, "disability" shall be defined in the same manner as such term is defined in Section 22(e)(3) of the Internal Revenue Code.

          (b) The Committee, in its sole discretion, shall determine whether the Option holder's authorized leave of absence from his or her employment from the Corporation or a Subsidiary or absence on military or government service shall constitute termination, severance or interruption of employment by the Option holder, for purpose of this Section 17, except that, in the case of an Option designated as an incentive stock option, the determination by the Committee shall not be inconsistent with the characterization of such leave of absence as being (or not being) an interruption of employment for purposes of Internal Revenue Code Section
     422. The transfer of an Option holder from the employment of the Corporation to a Subsidiary, or vice versa, or from one Subsidiary to another, shall not be deemed to constitute a termination of employment for purposes of this Plan.

     18. Disposition of Shares. No Option or the Shares issued pursuant to the exercise of an Option shall be disposed of, within the meaning of Rule 16b-3, until six months after the date such Option was granted.

     19. Adjustment of Shares. In the event of a capital adjustment resulting from a stock dividend, stock split, reorganization, merger, consolidation, or a combination or exchange of Shares, the number of Shares subject to issuance under the Plan and subject to issuance upon the exercise of Options granted or to be granted under the Plan shall be adjusted in a manner consistent with such capital adjustment. In addition, the price of any Shares under the Options shall be adjusted so that there will be no change in the aggregate purchase price payable upon the exercise of any such Option. The Corporation shall not be required to issue fractional Shares pursuant to this Plan. Any fractional Shares resulting from appropriate adjustments made by the Committee in accordance with this Section 19 shall be eliminated from the respective Options, and no adjustments shall be made for cash, dividends or the issuance to the stockholder of rights to subscribe for additional Common Stock or other equity securities of the Corporation.

     20. Amendment of the Plan. Except as hereinafter provided, the Board of Directors may, at any time and from time to time, modify or amend the Plan; provided, however, that no such modification or amendment shall (i) increase or decrease the number of Shares issuable under the Plan or under any Option or the exercise price associated with such Option, with the exception of an increase or decrease resulting from a stock split, stock dividend or any other increase or decrease as provided in Section 19 herein, (ii) change the class of individuals to whom Options may be granted, or (iii) extend the period or periods during which Options may be granted or exercised, without the approval of the stockholders of the Corporation within 12 months of such modification or amendment. In no event shall such modification or amendment of the Plan affect an Option holder's rights with respect to an Option granted to the Option holder without his or her consent.

     21. Employment Obligation. Nothing contained herein or in the Option Agreement shall be construed to confer on any Eligible Executive any right to continue in the employ of the Corporation or its Subsidiaries or derogate from any right of the Corporation or its Subsidiaries to request, in its sole and exclusive discretion, the retirement, resignation or discharge of such Eligible Executive, at any time, with or without cause.

     22. Applicability of Plan to Outstanding Stock Options. This Plan shall not affect the terms and conditions of any stock options heretofore granted to any employee of the Corporation or its Subsidiaries pursuant to any other plan of the Corporation or its Subsidiary, including, without limitation, the Corporation's 1982 or 1992 Incentive Stock Option Plan and Non-qualified Stock Option Plan, nor shall it affect any of the rights of any employee of the Corporation or its Subsidiaries to whom such stock options were granted.

     23. Effective Date of the Plan. This Plan is conditioned upon its approval by the stockholders of the Corporation on or before June 30, 1992, pursuant to the affirmative vote of the holders of a majority of the outstanding Shares of the Corporation's voting stock, either in person, by proxy or by consent; except that, prior to or following such approval of the Plan by the stockholders of the Corporation, this Plan shall be adopted and approved by the Board of Directors or the Executive Committee of the Board of Directors to permit the grant of Options. Notwithstanding any other provision of this Plan, in the event that this Plan is not approved by the stockholders of the Corporation as aforesaid, this Plan and any Options granted hereunder shall be void and of no force or effect.

     24. Expiration and Termination of the Plan. The Plan shall remain in full force and effect until the close of business on May 27, 2002, at which time the right to grant Options under the Plan shall automatically terminate. Any Options granted before the termination of the right to grant Options under the Plan shall continue to be governed thereafter by the terms of the Plan. No Option shall be granted pursuant to the Plan after 10 years from the effective date of the Plan.

     25. Severability. If any provision herein shall be held unlawful or otherwise invalid or unenforceable in whole or in part, such unlawfulness, invalidity or unenforceability shall not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or issuance required under the Plan shall be held unlawful or otherwise invalid or unenforceable, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or issuance from being made under the Plan, and if the making of any such payment or issuance in full, as required under the Plan, would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or issuance from being made in part, to the extent that it would not be unlawful, invalid, or unenforceable, and the maximum payment or issuance that would not be unlawful, invalid or unenforceable shall be made under the Plan.

     26. Governing Law. The Plan and all determinations made and actions taken hereunder, to the extent not otherwise governed by the Code or the laws of the United States of America, shall be governed by the laws of the State of Illinois and construed accordingly.



                                         Information Resources, Inc.



                                         By:  /s/ Gian M. Fulgoni
                                            ---------------------------
                                              Gian M. Fulgoni, Chairman